EXHIBIT 99.1


FOR IMMEDIATE RELEASE:


                       BARBRICK NAMED CEO OF AVADO BRANDS

     MADISON, Ga. Sept. 30, 2004 -- Avado Brands (OTC:AVDO.PK) today announced that Raymond P. ("Rick") Barbrick has been named chief executive officer. Avado Brands is the parent company of Don Pablo's Mexican Kitchen, Hops Grillhouse & Brewery and the new Hops City Grille.

     Since 1992, Barbrick has been with Bertucci's Corp. and New England Restaurant Group of North Borough, Mass. Since December 2001, he has served as president and chief operating officer for Bertucci's Corp. and also held the positions of executive vice president and chief operating officer and division president at the company. He spearheaded the chain's transformation from "pizzeria" to a full-service casual dining concept. In doing so, he developed and executed the strategic plan encompassing marketing, training and re-imaging of 67 units and a new expanded menu offering more than 60 items.

     Prior to his career with Bertucci's, Barbrick was part of the Back Bay Restaurant Group in Boston and held posts with MSM Management/CEV Corp., also of Boston.

     "Rick Barbrick is a proven and resourceful leader with an impressive background in foodservice and an outstanding track record for building and rebuilding companies. He will lead the continued turnaround of Avado Brands and build on the forward progress that has been made in our brands," said Avado Brands' interim Chief Executive Officer Kevin Leary of AlixPartners LLC.

     "I'm extremely proud to have been chosen to lead Avado Brands," Barbrick commented. "This company has two well-established concepts and a dedicated and determined team rich in foodservice talent. Together, we will build a stronger company that promises to have a very bright future."

         Avado Brands has been operating under Chapter 11 of the U.S. Bankruptcy Code since Feb. 4, 2004. Barbrick was selected through a collaborative search conducted by the company, members of the Official Committee of Unsecured Creditors and certain post-petition lenders to the company. The terms of Barbrick's employment were approved on Sept. 27, 2004, by the bankruptcy court overseeing the company's reorganization.

     About Avado Brands

     Avado Brands owns and operates two proprietary brands comprised of 102 Don Pablo's Mexican Kitchens and 37 Hops Grillhouse & Breweries. The company recently introduced a new Hops City Grille concept that is currently in test in Florida. Additional information about Avado Brands is available at www.avado.com.

     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's other filings with the Securities and Exchange Commission.